UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2005

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (513) 784-8000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 7, 2005, Chiquita Brands L.L.C. (the “Borrower”), the main operating subsidiary of Chiquita Brands International, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”), effective January 5, 2005, with a syndicate of bank lenders (the “Lenders”), including Wells Fargo Bank, National Association, as administrative agent, co-lead arranger, swing line lender, and letter of credit issuer, Wachovia Bank, National Association, as syndication agent and co-lead arranger, and Rabobank, New York branch, as documentation agent, for a five-year secured revolving credit facility in the aggregate principal amount of $150,000,000 (the “Credit Facility”). The other Lenders are Harris Trust and Savings Bank, LaSalle Bank N.A. (a U.S. affiliate of ABN-AMRO), ING Bank N.V. and Nordea Bank Finland Plc.

Proceeds from the loans available under the Credit Facility may be used for working capital, capital expenditures and general purpose needs of the Borrower and its subsidiaries, including acquisitions and distributions to the Company permitted by the Credit Agreement. The interest rate on each loan made under the Credit Agreement, determined at the Borrower’s election, will be at (i) the greater of the federal funds rate plus 0.50% and the prime rate as announced by Wells Fargo, or (ii) LIBOR, plus in each case an applicable margin. All principal and interest outstanding must be paid at maturity (January 5, 2010).

The Credit Facility also contains provisions for the issuance of standby and commercial letters of credit, in US dollars and certain foreign currencies, including euro.

The Credit Facility, which is guaranteed by the Company, is secured by liens on substantially all of the tangible and intangible assets of the Borrower and its U.S. subsidiaries, including substantially all of the Company’s trademarks, as well as pledges of equity of the Borrower and certain of its subsidiaries and guarantees by certain other subsidiaries.

The Credit Agreement includes covenants that (a) require the Company and the Borrower to maintain certain financial ratios related to debt coverage and consolidated equity, (b) place limitations on the ability of the Borrower and its subsidiaries to incur debt, create liens, dispose of assets, carry out mergers and acquisitions, and make investments and capital expenditures and (c) place limitations on the ability of the Borrower and its subsidiaries to make loans, distributions or other transfers to the Company; payments described in this clause (c) are permitted as follows: (i) whether or not any event of default exists or is continuing under the Credit Agreement, for all routine operating expenses in connection with the Company’s normal operations and (ii) subject to no continuing event of default and compliance with the financial covenants under the Credit Agreement, for other financial needs, including (A) dividends and distributions to shareholders of the Company, (B) repurchases of the Company’s common stock and warrants, and (C) interest payments on the Company’s 7.5% Senior Notes due 2014.

There are no material relationships between any of the Lenders and the Company or any of their respective affiliates, other than as follows: (a) LaSalle Bank National Association is the trustee for the Company’s 7 1/2% Senior Notes due 2014; (b) certain of the Lenders provide services as trustee, agent and/or administrator for various employee benefit plans of the Company and its subsidiaries, including, in the case of the Company’s employee savings and investment (401(k)) plan, for which Wells Fargo is trustee and recordkeeper, some of the optional investment funds are sponsored by an affiliate of Wells Fargo; and (c) certain Lenders and their affiliates provide other loan, credit and banking services, including cash investments and commodity and currency hedging programs, all on commercial terms. Those

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Lenders or Lender affiliates which provide commodity and hedging programs enjoy a secured position for these obligations in the collateral provided under the Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this report relating to the Credit Agreement is incorporated herein by reference. To date, no revolving loan borrowings have been made under the Credit Facility; approximately $7.7 million of previously-issued letters of credit are now deemed to be issued under the Credit Facility.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Credit Agreement dated as of January 5, 2005 by and among Chiquita Brands L.L.C., certain financial institutions as lenders, and Wells Fargo Bank, National Association as administrative agent, co-lead arranger, swing line lender, and letter of credit issuer, Wachovia Bank, National Association, as syndication agent and co-lead arranger, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, as documentation agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2005	CHIQUITA BRANDS INTERNATIONAL, INC.

	By:	/s/ Robert W. Olson
Robert W. Olson
Senior Vice President, General Counsel and Secretary